Exhibit 99.1
News Release
FIS Reports Fourth Quarter and Full-Year 2020 Results

•Accelerated revenue growth sequentially in Banking and Capital Markets
•Achieved annual run-rate revenue synergies in excess of $200 million and annual run-rate expense synergies in excess of $750 million, including annual run-rate operating expense synergies of $400 million
•Generated net cash provided by operating activities of $1,417 million and $4,442 million and free cash flow of $977 million and $3,037 million in the quarter and full-year, respectively
•Announces first quarter and full-year 2021 guidance

JACKSONVILLE Fla., February 9, 2021 - FIS™ (NYSE:FIS), a global leader in financial services technology, today reported its fourth quarter and full-year 2020 results.

“A year into the COVID-19 pandemic, I’m proud of how FIS has stood firm in support of our clients, colleagues and communities,” said Gary Norcross, chairman, president and chief executive officer, FIS. “The strength of our strategy and our continued investments in innovation are helping our clients rebound and thrive in an increasingly digital financial world. These successes combined with our operational efficiency gains are also delivering long-term value to our shareholders.”

Fourth Quarter 2020
On a GAAP basis, consolidated revenue decreased 1% to $3,316 million, primarily due to negative consumer spending trends associated with the ongoing COVID-19 pandemic. Net earnings attributable to common stockholders were $103 million or $0.16 per diluted share.

On an organic basis, revenue was flat as compared to the prior year period, primarily due to negative consumer spending trends associated with the ongoing COVID-19 pandemic. Adjusted EBITDA margin expanded by 60 basis points (bps) over the prior year period to 45.2%, primarily due to short-term cost actions and the achievement of cost synergies associated with the July 31, 2019 acquisition of Worldpay, Inc. (Worldpay). Adjusted net earnings were $1,016 million or $1.62 per diluted share.

Organic growth excludes the impact of foreign currency exchange rates in the current period, acquisition or divestiture impact from the prior period and beginning this quarter and for the full year, excludes Corporate and Other revenue from the current and prior period. Corporate and Other revenue is generated by non-strategic businesses that we plan to wind down or sell.

($ millions, except per share data, unaudited)	Three Months Ended December 31,
			%	Organic
	2020	2019	Change	Growth(1)
Revenue	$3,316	$3,341	(1)%	—
Merchant Solutions	1,003	1,090	(8)%	(9)%
Banking Solutions	1,551	1,480	5%	5%
Capital Market Solutions	663	626	6%	3%
Corporate and Other	99	145	(32)%
Adjusted EBITDA	$1,498	$1,490	1%
Adjusted EBITDA Margin	45.2%	44.6%	60 bps
Net earnings (loss) attributable to FIS common stockholders (GAAP)	$103	$(158)	*
Diluted EPS (GAAP)	$0.16	$(0.26)	*
Adjusted net earnings	$1,016	$977	4%
Adjusted EPS	$1.62	$1.57	3%
(1) Organic growth excludes the impact of foreign currency exchange rates in the current period, acquisition or divestiture impact from the prior period and Corporate and Other revenue from the current and prior period.
* Indicates comparison not meaningful

Full-Year 2020
On a GAAP basis, revenue increased 21% to $12,552 million as compared to the prior year, primarily due to the acquisition of Worldpay. Net earnings attributable to common stockholders was $158 million or $0.25 per diluted share.

On an organic basis, revenue decreased 1% as compared to the prior year period, primarily due to negative consumer spending trends associated with the ongoing COVID-19 pandemic. Adjusted EBITDA margin expanded by 120 basis points (bps) over the prior year period to 41.9%, primarily due to the achievement of Worldpay cost synergies. Adjusted net earnings were $3,423 million or $5.46 per diluted share.

($ millions, except per share data, unaudited)	Twelve Months Ended December 31,
			%	Organic
	2020	2019	Change	Growth(1)
Revenue	$12,552	$10,333	21%	(1)%
Merchant Solutions	3,767	1,942	*	(9)%
Banking Solutions	5,944	5,592	6%	3%
Capital Market Solutions	2,440	2,318	5%	2%
Corporate and Other	401	481	(17)%
Adjusted EBITDA	$5,260	$4,204	25%
Adjusted EBITDA Margin	41.9%	40.7%	120 bps
Net earnings attributable to FIS common stockholders (GAAP)	$158	$298	*
Diluted EPS (GAAP)	$0.25	$0.66	*
Adjusted net earnings	$3,423	$2,530	35%
Adjusted EPS	$5.46	$5.61	(3)%
(1) Organic growth excludes the impact of foreign currency exchange rates in the current period, acquisition or divestiture impact from the prior period and Corporate and Other revenue from the current and prior period.
* Indicates comparison not meaningful

Segment Information
Merchant Solutions:
Fourth quarter revenue decreased 8% to $1,003 million. On an organic basis, revenue decreased 9% compared to the prior year period, primarily due to negative consumer spending trends associated with the ongoing COVID-19 pandemic as well as a headwind of approximately 2% associated with a step-up in debit card routing revenue synergies achieved in the prior year period following the Worldpay acquisition. Adjusted EBITDA margin was 50.9%.

Full-year revenue increased significantly to $3,767 million, primarily due to the Worldpay acquisition. On an organic basis, revenue decreased 9% compared to the prior year period. Adjusted EBITDA margin was 46.5%.

Banking Solutions:
Fourth quarter revenue increased 5% to $1,551 million. On an organic basis, revenue increased 5% compared to the prior year period, primarily due to strength in recurring revenue, partially offset by a headwind of approximately 1.5% associated with a decline in termination fees. Adjusted EBITDA margin was 44.4%.

Full-year revenue increased 6% to $5,944 million. On an organic basis, revenue increased 3% compared to the prior year period. Adjusted EBITDA margin was 43.0%.

Capital Market Solutions:
Fourth quarter revenue increased 6% to $663 million. On an organic basis, revenue increased 3% compared to the prior year period, primarily due to strength in recurring revenue, partially offset by a headwind of approximately 1% associated with the timing of license renewals. Adjusted EBITDA margin was 52.2%.

Full-year revenue increased 5% to $2,440 million. On an organic basis, revenue increased 2% compared to the prior year period. Adjusted EBITDA margin was 47.0%.

Corporate and Other:
Fourth quarter revenue decreased 32% to $99 million. Adjusted EBITDA loss was $48 million, including $78 million of corporate expenses.

Full-year revenue decreased 17% to $401 million. Adjusted EBITDA loss was $195 million, including $312 million of corporate expenses.

Consistent with historical practice, the Company regularly assesses its portfolio of assets and reclassified certain non-strategic businesses from Banking Solutions and Capital Market Solutions into the Corporate and Other segment. In total, Corporate and Other revenue represents 3% of fourth quarter and full-year 2020 revenue, and we plan to wind down or sell these non-strategic businesses.

Integration Update
The Company achieved annual run-rate synergies related to the Worldpay acquisition, exiting the fourth quarter of 2020 as follows:

•Revenue synergies in excess of $200 million on an annual run-rate basis, including ongoing execution of Premium Payback distribution, bank referral agreements, geographic expansion and broad-based cross-selling initiatives. Revenue synergies are expected to continue to increase and reach approximately $400 million on an annual run-rate basis by the end of 2021 and remain on track to exceed $550 million on an annual run-rate basis exiting 2022.

•Expense synergies in excess of $750 million on an annual run-rate basis, including $400 million of operating expense savings. The Company originally targeted $400 million in expense synergies by the end of 2022 and exceeded this target more than two years early. Operating expense synergies are expected to continue to increase and reach approximately $500 million on an annual run-rate basis exiting 2021.

Balance Sheet and Cash Flows
As of December 31, 2020, the Company had $4,600 million of available liquidity, including $1,959 million of cash and cash equivalents and $2,641 million of capacity available under its revolving credit facility. Debt outstanding totaled $20,015 million with an effective weighted average interest rate of 1.7%.

Fourth quarter net cash provided by operating activities was $1,417 million, and free cash flow was $977 million or 29% of revenue. Full-year net cash provided by operating activities was $4,442 million, and free cash flow was $3,037 million or 24% of revenue. Additionally, FIS paid dividends of $218 million during the quarter and $868 million for the full year.

The Company also recently announced an 11% increase to its annual dividend and a share repurchase authorization for 100 million shares in order to enable ongoing return of capital to its shareholders.

First Quarter and Full-Year 2021 GAAP Guidance

($ millions, except share data)	1Q 2021	FY 2021
Revenue	$3,130 - $3,160	$13,500 - $13,700
Diluted EPS	$(0.20) - $(0.05)	$1.50 - $1.95

First Quarter and Full-Year 2021 Non-GAAP Guidance

($ millions, except share data)	1Q 2021	FY 2021
Revenue (GAAP)	$3,130 - $3,160	$13,500 - $13,700
Adjusted EPS	$1.20 - $1.25	$6.20 - $6.40

COVID-19 Update
COVID-19 continued to impact our financial results in the fourth quarter of 2020. In certain locations, where government lockdowns and shelter-in-place orders have been tightened, consumer spending impacting our Merchant Solutions payments volume and transaction revenue has been adversely impacted after partially recovering in the third quarter of 2020. Certain verticals like travel, airlines and restaurants continue to be significantly impacted. The Company’s revenue continues to be impacted by reduced payment processing volumes within our Merchant Solutions segment and, to a lesser extent, transaction volume within our Banking Solutions segment. The Company’s liquidity remains strong and improved this quarter, as noted above.

Webcast
FIS will sponsor a live webcast of its earnings conference call with the investment community beginning at 8:30 a.m. (EST) Tuesday, February 9, 2021. To access the webcast, go to the Investor Relations section of FIS’ homepage, www.fisglobal.com. A replay will be available after the conclusion of the live webcast.

About FIS
FIS is a leading provider of technology solutions for merchants, banks and capital markets firms globally. Our employees are dedicated to advancing the way the world pays, banks and invests by applying our scale, deep expertise and data-driven insights. We help our clients use technology in innovative ways to solve business-critical challenges and deliver superior experiences for their customers. Headquartered in Jacksonville, Florida, FIS is a Fortune 500® company and is a member of Standard & Poor’s 500® Index.

To learn more, visit www.fisglobal.com. Follow FIS on Facebook, LinkedIn and Twitter (@FISGlobal).

FIS Use of Non-GAAP Financial Information
Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting in the United States. GAAP includes the standards, conventions, and rules accountants follow in recording and summarizing transactions and in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, we have provided certain non-GAAP financial measures.

These non-GAAP measures include constant currency revenue, organic revenue growth, adjusted EBITDA, adjusted EBITDA margin, adjusted net earnings, adjusted EPS, and free cash flow. These non-GAAP measures may be used in this release and/or in the attached supplemental financial information.

We believe these non-GAAP measures help investors better understand the underlying fundamentals of our business. As further described below, the non-GAAP revenue and earnings measures presented eliminate items management believes are not indicative of FIS’ operating performance. The constant currency and organic revenue growth measures adjust for the effects of exchange rate fluctuations, while organic revenue growth also adjusts for acquisitions and divestitures and excludes revenue from Corporate and Other, giving investors further insight into our performance. Finally, free cash flow provides further information about the ability of our business to generate cash. For these reasons, management also uses these non-GAAP measures in its assessment and management of FIS’ performance.

As described below, our Adjusted EBITDA and Adjusted Net Earnings measures also exclude incremental and direct costs resulting from the COVID-19 pandemic. Management believes that this adjustment may help investors understand the longer-term fundamentals of our underlying business.

Constant currency revenue represents reported operating segment revenue excluding the impact of fluctuations in foreign currency exchange rates in the current period.

Organic revenue growth is constant currency revenue, as defined above, for the current period compared to an adjusted revenue base for the prior period, which is adjusted to add pre-acquisition revenue of acquired businesses for a portion of the prior year matching the portion of the current year for which the business was owned, and subtract pre-divestiture revenue for divested businesses for the portion of the prior year matching the portion of the current year for which the business was not owned, for any acquisitions or divestitures by FIS. When referring to organic revenue growth, revenues from our Corporate and Other segment, which is comprised of revenue from non-strategic businesses, are excluded.

Adjusted EBITDA reflects net earnings before interest, other income (expense), taxes, equity method investment earnings (loss), and depreciation and amortization, and excludes certain costs and other transactions that management deems non-operational in nature, the removal of which improves comparability of operating results across reporting periods. It also excludes incremental and direct costs resulting from the COVID-19 pandemic. This measure is reported to the chief operating decision maker for purposes of making decisions about allocating resources to the segments and assessing their performance. For this reason, adjusted EBITDA, as it relates to our segments, is presented in conformity with Accounting Standards Codification 280, Segment Reporting, and is excluded from the definition of non-GAAP financial measures under the Securities and Exchange Commission's Regulation G and Item 10(e) of Regulation S-K.

Adjusted EBITDA margin reflects adjusted EBITDA, as defined above, divided by revenue.

Adjusted net earnings excludes the impact of certain costs and other transactions which management deems non-operational in nature, the removal of which improves comparability of operating results across reporting periods. It also excludes the impact of acquisition-related purchase accounting amortization and equity method investment earnings (loss), both of which are recurring. It also excludes incremental and direct costs resulting from the COVID-19 pandemic.

Adjusted EPS reflects adjusted net earnings, as defined above, divided by weighted average diluted shares outstanding.

Free cash flow reflects net cash provided by operating activities, adjusted for the net change in settlement assets and obligations and excluding certain transactions that are closely associated with non-operating activities or are otherwise non-operational in nature and not indicative of future operating cash flows, including incremental and direct costs resulting from the COVID-19 pandemic, less capital expenditures. Free cash flow does not represent our residual cash flow available for discretionary expenditures, since we have mandatory debt service requirements and other non-discretionary expenditures that are not deducted from the measure.

Any non-GAAP measures should be considered in context with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP measures. Further, FIS’ non-GAAP measures may be calculated differently from similarly titled measures of other companies. Reconciliations of these non-GAAP measures to related GAAP measures, including footnotes describing the specific adjustments, are provided in the attached schedules and in the Investor Relations section of the FIS website, www.fisglobal.com.

Forward-Looking Statements
This earnings release and today’s webcast contain “forward-looking statements” within the meaning of the U.S. federal securities laws. Statements that are not historical facts, including statements about anticipated financial outcomes, including any earnings guidance or projections of the Company, projected revenue or expense synergies, business and market conditions, outlook, foreign currency exchange rates, deleveraging plans, expected dividends and share repurchases, the Company’s sales pipeline and anticipated profitability and growth, as well as other statements about our expectations, beliefs, intentions, or strategies regarding the future, or other characterizations of future events or circumstances, are forward-looking statements. These statements relate to future events and our future results and involve a number of risks and uncertainties. Forward-looking statements are based on management’s beliefs as well as assumptions made by, and information currently available to, management.
Actual results, performance or achievement could differ materially from those contained in these forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include the following, without limitation:

•the outbreak or recurrence of the novel coronavirus (“COVID-19”) and measures to reduce its spread, including the impact of governmental or voluntary actions such as business shutdowns and stay-at-home orders;
•the duration, including any recurrence, of the COVID-19 pandemic and its impacts, including the general impact of an economic recession, reductions in consumer and business spending, and instability of the financial markets across the globe;

•the economic and other impacts of COVID-19 on our clients which affect the sales of our solutions and services and the implementation of such solutions;
•the risk of losses in the event of defaults by merchants (or other parties) to which we extend credit in our card settlement operations or in respect of any chargeback liability, either of which could adversely impact liquidity and results of operations;
•changes in general economic, business and political conditions, including those resulting from COVID-19 or other pandemics, intensified international hostilities, acts of terrorism, changes in either or both the United States and international lending, capital and financial markets and currency fluctuations;
•the risk that the Worldpay transaction will not provide the expected benefits or that we will not be able to achieve the revenue synergies anticipated;
•the risk that other acquired businesses will not be integrated successfully or that the integration will be more costly or more time-consuming and complex than anticipated;
•the risk that cost savings and other synergies anticipated to be realized from other acquisitions may not be fully realized or may take longer to realize than expected;
•the risks of doing business internationally;
•the effect of legislative initiatives or proposals, statutory changes, governmental or other applicable regulations and/or changes in industry requirements, including privacy and cybersecurity laws and regulations;
•the risks of reduction in revenue from the elimination of existing and potential customers due to consolidation in, or new laws or regulations affecting, the banking, retail and financial services industries or due to financial failures or other setbacks suffered by firms in those industries;
•changes in the growth rates of the markets for our solutions;
•failures to adapt our solutions to changes in technology or in the marketplace;
•internal or external security breaches of our systems, including those relating to unauthorized access, theft, corruption or loss of personal information and computer viruses and other malware affecting our software or platforms, and the reactions of customers, card associations, government regulators and others to any such events;
•the risk that implementation of software, including software updates, for customers or at customer locations or employee error in monitoring our software and platforms may result in the corruption or loss of data or customer information, interruption of business operations, outages, exposure to liability claims or loss of customers;
•the reaction of current and potential customers to communications from us or regulators regarding information security, risk management, internal audit or other matters;
•the risk that 2020 election results in the U.S. may result in additional regulation and additional regulatory and tax costs;
•competitive pressures on pricing related to the decreasing number of community banks in the U.S., the development of new disruptive technologies competing with one or more of our solutions, increasing presence of international competitors in the U.S. market and the entry into the market by global banks and global companies with respect to certain competitive solutions, each of which may have the impact of unbundling individual solutions from a comprehensive suite of solutions we provide to many of our customers;
•the failure to innovate in order to keep up with new emerging technologies, which could impact our solutions and our ability to attract new, or retain existing, customers;
•an operational or natural disaster at one of our major operations centers;
•failure to comply with applicable requirements of payment networks or changes in those requirements;
•fraud by merchants or bad actors; and
•other risks detailed in the “Risk Factors” and other sections of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, in our quarterly reports on Form 10-Q and in our other filings with the Securities and Exchange Commission.

Other unknown or unpredictable factors also could have a material adverse effect on our business, financial condition, results of operations and prospects. Accordingly, readers should not place undue reliance on these forward-looking statements. These forward-looking statements are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Except as required by applicable law or regulation, we do not undertake (and expressly disclaim) any obligation and do not intend to publicly update or review any of these forward-looking statements, whether as a result of new information, future events or otherwise.

For More Information

Ellyn Raftery, 904.438.6083	Nathan Rozof, CFA, 904.438.6918
Chief Marketing Officer	Executive Vice President
FIS Global Marketing and Corporate Communications	FIS Corporate Finance and Investor Relations
Ellyn.Raftery@fisglobal.com	Nathan.Rozof@fisglobal.com

Fidelity National Information Services, Inc.
Earnings Release Supplemental Financial Information
February 9, 2021

Exhibit A    Condensed Consolidated Statements of Earnings - Unaudited for the three months and years ended December 31, 2020 and 2019

Exhibit B    Condensed Consolidated Balance Sheets - Unaudited as of December 31, 2020 and 2019

Exhibit C    Condensed Consolidated Statements of Cash Flows - Unaudited for the years ended December 31, 2020 and 2019

Exhibit D    Supplemental Non-GAAP Financial Information - Unaudited for the three months and years ended December 31, 2020 and 2019

Exhibit E    Supplemental GAAP to Non-GAAP Reconciliations - Unaudited for the three months and years ended December 31, 2020 and 2019

Exhibit F    Supplemental GAAP to Non-GAAP Reconciliations on Guidance - Unaudited for the three months ended March 31, 2021 and year ended December 31, 2021

FIDELITY NATIONAL INFORMATION SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS — UNAUDITED
(In millions, except per share amounts)

Exhibit A

	Three months ended		Years ended
	December 31,		December 31,
	2020	2019	2020	2019
Revenue	$3,316	$3,341	$12,552	$10,333
Cost of revenue	2,110	1,986	8,348	6,610
Gross profit	1,206	1,355	4,204	3,723
Selling, general and administrative expenses	903	1,232	3,516	2,667
Asset impairments	136	—	136	87
Operating income	167	123	552	969
Other income (expense):
Interest expense, net	(82)	(95)	(334)	(337)
Other income (expense), net	17	(211)	48	(219)
Total other income (expense), net	(65)	(306)	(286)	(556)
Earnings (loss) before income taxes and equity method investment earnings (loss)	102	(183)	266	413
Provision (benefit) for income taxes	2	(19)	96	100
Equity method investment earnings (loss)	2	7	(6)	(10)
Net earnings (loss)	102	(157)	164	303
Net (earnings) loss attributable to noncontrolling interest	1	(1)	(6)	(5)
Net earnings (loss) attributable to FIS common stockholders	$103	$(158)	$158	$298

Net earnings (loss) per share-basic attributable to FIS common stockholders	$0.17	$(0.26)	$0.26	$0.67
Weighted average shares outstanding-basic	621	614	619	445
Net earnings (loss) per share-diluted attributable to FIS common stockholders	$0.16	$(0.26)	$0.25	$0.66
Weighted average shares outstanding-diluted	628	614	627	451

FIDELITY NATIONAL INFORMATION SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS — UNAUDITED
(In millions, except per share amounts)

		Exhibit B

	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$1,959	$1,152
Settlement deposits and merchant float	3,252	2,882
Trade receivables, net	3,314	3,242
Contract assets	140	124
Settlement receivables	662	647
Other receivables	317	337
Prepaid expenses and other current assets	254	308
Total current assets	9,898	8,692
Property and equipment, net	887	900
Goodwill	53,268	52,242
Intangible assets, net	13,928	15,798
Software, net	3,370	3,204
Other noncurrent assets	1,574	2,303
Deferred contract costs, net	917	667
Total assets	$83,842	$83,806

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$2,482	$2,374
Settlement payables	4,934	4,228
Deferred revenue	881	817
Short-term borrowings	2,750	2,823
Current portion of long-term debt	1,314	140
Total current liabilities	12,361	10,382
Long-term debt, excluding current portion	15,951	17,229
Deferred income taxes	4,017	4,281
Other noncurrent liabilities	1,967	2,406
Deferred revenue	59	52
Total liabilities	34,355	34,350

Redeemable noncontrolling interest	174	—

Equity:
FIS stockholders’ equity:
Preferred stock $0.01 par value	—	—
Common stock $0.01 par value	6	6
Additional paid in capital	45,947	45,358
Retained earnings	3,440	4,161
Accumulated other comprehensive earnings (loss)	57	(33)
Treasury stock, at cost	(150)	(52)
Total FIS stockholders’ equity	49,300	49,440
Noncontrolling interest	13	16
Total equity	49,313	49,456
Total liabilities, redeemable noncontrolling interest and equity	$83,842	$83,806

FIDELITY NATIONAL INFORMATION SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS — UNAUDITED
(In millions)

		Exhibit C

	Years ended December 31,
	2020	2019
Cash flows from operating activities:
Net earnings	$164	$303
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	3,714	2,444
Amortization of debt issue costs	31	24
Acquisition-related financing foreign exchange	—	(125)
Asset impairments	136	87
Loss (gain) on sale of businesses, investments and other	9	18
Loss on extinguishment of debt	—	217
Stock-based compensation	283	402
Deferred income taxes	(206)	(109)
Net changes in assets and liabilities, net of effects from acquisitions and foreign currency:
Trade and other receivables	(75)	(161)
Contract assets	(14)	17
Settlement activity	862	(165)
Prepaid expenses and other assets	(264)	(129)
Deferred contract costs	(473)	(379)
Deferred revenue	58	40
Accounts payable, accrued liabilities and other liabilities	217	(74)
Net cash provided by operating activities	4,442	2,410

Cash flows from investing activities:
Additions to property and equipment	(263)	(200)
Additions to software	(866)	(628)
Acquisitions, net of cash acquired	(469)	(6,632)
Net proceeds from sale of businesses and investments	—	49
Other investing activities, net	684	(90)
Net cash provided by (used in) investing activities	(914)	(7,501)

Cash flows from financing activities:
Borrowings	47,695	33,352
Repayment of borrowings and other financing obligations	(49,067)	(24,672)
Debt issuance costs	—	(101)
Proceeds from stock issued under stock-based compensation plans	332	161
Treasury stock activity	(112)	(453)
Dividends paid	(868)	(656)
Other financing activities, net	(731)	(50)
Net cash provided by (used in) financing activities	(2,751)	7,581

Effect of foreign currency exchange rate changes on cash	42	18
Net increase (decrease) in cash and cash equivalents	819	2,508
Cash and cash equivalents, beginning of period	3,211	703
Cash and cash equivalents, end of period	$4,030	$3,211

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL NON-GAAP ORGANIC REVENUE GROWTH — UNAUDITED
(In millions)

						Exhibit D

	Three months ended December 31,
	2020			2019
			Constant
			Currency		In Year	Adjusted	Organic
	Revenue	FX	Revenue	Revenue	Adjustments (1)	Base	Growth (2)
Merchant Solutions	$1,003	$(7)	$997	$1,090	$—	$1,090	(9)%
Banking Solutions	1,551	3	1,554	1,480	—	1,480	5%
Capital Market Solutions	663	(7)	656	626	10	636	3%
Corporate and Other	99	—	99	145	—	145
Total	$3,316	$(11)	$3,305	$3,341	$10	$3,352	0%

	Years ended December 31,
	2020			2019
			Constant
			Currency		In Year	Adjusted	Organic
	Revenue	FX	Revenue	Revenue	Adjustments (1)	Base	Growth (2)
Merchant Solutions	$3,767	$(9)	$3,758	$1,942	$2,171	$4,113	(9)%
Banking Solutions	5,944	32	5,976	5,592	200	5,792	3%
Capital Market Solutions	2,440	(5)	2,435	2,318	68	2,385	2%
Corporate and Other	401	2	403	481	—	481
Total	$12,552	$20	$12,572	$10,333	$2,439	$12,772	(1)%

Amounts in table may not sum or calculate due to rounding.

(1)In year adjustments primarily include adding revenue from the Worldpay acquisition and Virtus acquisition.

(2)Organic growth excludes the impact of foreign currency exchange rates in the current period, acquisition or divestiture impact from the prior period and Corporate and Other revenue from the current and prior period.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL NON-GAAP CASH FLOW MEASURES — UNAUDITED
(In millions)

Exhibit D (continued)

	Three months ended	Year ended
	December 31, 2020	December 31, 2020
Net cash provided by operating activities	$1,417	$4,442
Non-GAAP adjustments:
Acquisition, integration and other payments (1)	109	545
Settlement activity	(268)	(862)
Adjusted cash flows from operations	1,258	4,125
Capital expenditures (2)	(281)	(1,088)
Free cash flow	$977	$3,037

	Three months ended	Year ended
	December 31, 2019	December 31, 2019
Net cash provided by operating activities	$670	$2,410
Non-GAAP adjustments:
Acquisition, integration and other payments (1)	96	356
Tax payments on divestitures (3)	—	10
Settlement activity	330	165
Adjusted cash flows from operations	1,096	2,941
Capital expenditures	(284)	(828)
Free cash flow	$812	$2,113

Free cash flow reflects adjusted cash flows from operations less capital expenditures (additions to property and equipment and additions to software, excluding capital spend related to the construction of our new headquarters). Free cash flow does not represent our residual cash flows available for discretionary expenditures, since we have mandatory debt service requirements and other non-discretionary expenditures that are not deducted from the measure.

(1)Adjusted cash flows from operations and free cash flow for the three months and years ended December 31, 2020 and 2019 exclude cash payments for certain acquisition, integration and other costs (see Note 2 to Exhibit E), net of related tax impact. The related tax impact totaled $15 million and $22 million for the three months and $85 million and $73 million for years ended December 31, 2020 and 2019, respectively.

(2)Capital expenditures for free cash flow for the three months and year ended December 31, 2020 exclude $11 million and $41 million, respectively, in capital spend related to the construction of our new headquarters.

(3)Adjusted cash flows from operations and free cash flow exclude tax payments made in 2019 related to the sale of Reliance Trust Company of Delaware and the unwinding of the Brazilian Venture recognized during 2018.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL GAAP TO NON-GAAP RECONCILIATIONS — UNAUDITED
(In millions, except per share amounts)

Exhibit E

	Three months ended		Years ended
	December 31,		December 31,
	2020	2019	2020	2019

Net earnings (loss) attributable to FIS common stockholders	$103	$(158)	$158	$298
Provision (benefit) for income taxes	2	(19)	96	100
Interest expense, net	82	95	334	337
Other, net	(20)	205	(36)	234

Operating income, as reported	167	123	552	969
Depreciation and amortization, excluding purchase accounting amortization	258	217	964	809
Non-GAAP adjustments:
Purchase accounting amortization (1)	694	740	2,750	1,635
Acquisition, integration and other costs (2)	243	410	858	704
Asset impairments (3)	136	—	136	87
Adjusted EBITDA	$1,498	$1,490	$5,260	$4,204

See notes to Exhibit E.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL GAAP TO NON-GAAP RECONCILIATIONS — UNAUDITED
(In millions, except per share amounts)

Exhibit E (continued)

	Three months ended		Years ended
	December 31,		December 31,
	2020	2019	2020	2019

Earnings (loss) before income taxes and equity method investment earnings (loss)	$102	$(183)	$266	$413
(Provision) benefit for income taxes	(2)	19	(96)	(100)
Equity method investment earnings (loss)	2	7	(6)	(10)
Net (earnings) loss attributable to noncontrolling interest	1	(1)	(6)	(5)
Net earnings (loss) attributable to FIS common stockholders	103	(158)	158	298
Non-GAAP adjustments:
Purchase accounting amortization (1)	694	740	2,750	1,635
Acquisition, integration and other costs (2)	201	410	822	768
Asset impairments (3)	136	—	136	87
Loss (gain) on sale of businesses and investments (4)	—	—	—	6
Debt financing activities (5)	—	—	—	98
Non-operating (income) expense (6)	(17)	211	(48)	47
Equity method investment (earnings) loss (7)	(2)	(7)	6	10
Tax rate change (8)	—	—	103	—
(Provision) benefit for income taxes on non-GAAP adjustments	(99)	(219)	(504)	(419)
Total non-GAAP adjustments	913	1,135	3,265	2,232
Adjusted net earnings	$1,016	$977	$3,423	$2,530

Net earnings (loss) per share-diluted attributable to FIS common stockholders	$0.16	$(0.26)	$0.25	$0.66
Non-GAAP adjustments:
Purchase accounting amortization (1)	1.11	1.19	4.39	3.63
Acquisition, integration and other costs (2)	0.32	0.66	1.31	1.70
Asset impairments (3)	0.22	—	0.22	0.19
Loss (gain) on sale of businesses and investments (4)	—	—	—	0.01
Debt financing activities (5)	—	—	—	0.22
Non-operating (income) expense (6)	(0.03)	0.34	(0.08)	0.10
Equity method investment (earnings) loss (7)	—	(0.01)	0.01	0.02
Tax rate change (8)	—	—	0.16	—
(Provision) benefit for income taxes on non-GAAP adjustments	(0.16)	(0.35)	(0.80)	(0.93)
Adjusted net earnings per share-diluted attributable to FIS common stockholders	$1.62	$1.57	$5.46	$5.61
Weighted average shares outstanding-diluted (9)	628	623	627	451

Amounts in table may not sum or calculate due to rounding.

See notes to Exhibit E.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL GAAP TO NON-GAAP RECONCILIATIONS — UNAUDITED
(In millions, except per share amounts)

Exhibit E (continued)

Notes to Unaudited - Supplemental GAAP to Non-GAAP Reconciliations for the three months and years ended December 31, 2020 and 2019.

The adjustments are as follows:

(1)This item represents purchase price amortization expense on all intangible assets acquired through various Company acquisitions, including customer relationships, contract value, trademarks and tradenames, and technology assets. The Company has excluded the impact of this amortization expense as such amounts can be significantly impacted by the timing and/or size of acquisitions. Although the Company excludes these amounts from its non-GAAP expenses, the Company believes that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of assets that relate to past acquisitions will recur in future periods until such assets have been fully amortized. Any future acquisitions may result in the amortization of future assets.

(2)This item represents acquisition and integration costs primarily related to the acquisition of Worldpay and certain other costs including those associated with data center consolidation activities of $28 million and $20 million for the three months and $88 million and $70 million for the years ended December 31, 2020 and 2019, respectively, and incremental charges directly related to COVID-19 of $15 million and $71 million for the three months and year ended December 31, 2020, respectively.

(3)For the three months and year ended December 31, 2020, this item primarily represents impairment of goodwill related to certain non-strategic businesses in the Corporate and Other segment and certain long-lived assets related to reducing office space. For the year ended December 31, 2019, this item primarily represents impairment of certain software assets resulting from the Company's net realizable value analysis.

(4)This item represents the net pre-tax loss (gain) on sale of businesses and investments during the year ended December 31, 2019.

(5)This item primarily represents the non-cash foreign currency impact of non-hedged Euro- and Pound Sterling-denominated notes issued during the three months ended June 30, 2019 to finance the Worldpay acquisition.

(6)Non-operating (income) expense primarily consists of other income and expense items outside of the Company's operating activities. For the three months and year ended December 31, 2020, this item primarily represents the fair value adjustment on certain non-operating assets and liabilities and foreign currency transaction remeasurement gains and losses. The year ended December 31, 2020 also includes the pending settlement of the Reliance Trust claims described in our Commitments and Contingencies note in our annual report on Form 10-K. For the three months ended December 31, 2019, this item primarily represents a pre-tax charge of approximately $217 million in tender premiums and fees as well as the write-off of previously capitalized debt issuance costs on the early redemption of approximately $3.0 billion in aggregate principal of our senior notes. The year ended December 31, 2019 also includes the non-cash foreign currency gain on non-hedged Euro- and Pound Sterling-denominated notes to finance the Worldpay acquisition.

(7)This item represents our equity method investment earnings or loss and is predominantly due to our equity ownership interest in Cardinal Holdings, LP.

(8)This item represents the one-time net remeasurement of certain deferred tax liabilities due to the increase in the U.K. corporate statutory tax rate from 17% to 19% enacted on July 22, 2020.

(9)For the three months ended December 31, 2019, Adjusted net earnings is a gain, while the corresponding GAAP amount for the period is a loss. As a result, in calculating Adjusted net earnings per share-diluted for this period, the weighted average shares outstanding-diluted amount of approximately 623 million shares that we use in the calculation includes approximately 9 million shares that, in accordance with GAAP, are excluded from the calculation of the GAAP Net loss per share-diluted for the period, due to their anti-dilutive impact.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL GAAP TO NON-GAAP RECONCILIATIONS ON GUIDANCE — UNAUDITED

Exhibit F

	Three months Ended		Year ended
	March 31, 2021		December 31, 2021
	Low	High	Low	High

Net earnings per share-diluted attributable to FIS common stockholders	$(0.20)	$(0.05)	$1.50	$1.95

Estimated adjustments (1)	1.40	1.30	4.70	4.45

Adjusted net earnings per share-diluted attributable to FIS common stockholders	$1.20	$1.25	$6.20	$6.40

(1)Estimated adjustments include purchase accounting amortization, acquisition, integration and other costs, equity method investment earnings (loss) and other items, net of tax impact.